Exhibit 99.4

RESTAURANT BRANDS INTERNATIONAL INC.

2011 OMNIBUS INCENTIVE PLAN

AS AMENDED EFFECTIVE ON DECEMBER 12, 2014

Section 1: Purpose. The purpose of the Restaurant Brands International Inc. 2011 Omnibus Incentive Plan, is to enhance the incentive of those Persons who are expected to contribute significantly to the success of the Company and its Affiliates to perform at the highest level, and, in general, to further the best interests of the Company and its shareholders. Effective December 12, 2014, as a result of the Arrangement Agreement and Plan of Merger dated as of August 26, 2014 among the Company, Burger King Worldwide, Inc. (“Burger King Worldwide, Inc.”) and Tim Hortons Inc., the Company assumed all of the obligations of Burger King Worldwide under the Plan and all of the Prior Award Agreements. This Plan is hereby amended effective as of December 12, 2014 to reflect, among other modifications, the obligations assumed by the Company under the Plan and the Prior Award Agreements. No new Awards have been granted under the Plan and no employee, director or other individual has been permitted to commence participation in the Plan after February 14, 2012. For certainty, on and after December 12, 2014, no new Awards will be granted under the Plan and no employee, director or other individual will be permitted to commence participation in the Plan.

Section 2: Definition.

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Act” shall mean the Securities Exchange Act of 1934, as amended.

(b) “Affiliate” shall mean (i) any entity that, directly or indirectly, controls, is controlled by or under common control with the Company and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee.

(c) “Award” shall mean any Option, Stock Appreciation Right, award of Restricted Stock, Restricted Stock Unit, annual or long-term Performance Award, Investment Rights or Other Award granted under the Plan, which may be denominated or settled in Shares, cash or in such other forms as provided for herein.

(d) “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant.

(e) “Beneficiary” shall mean a person or persons entitled to receive payments or other benefits or exercise rights that are available under the Plan in the event of the Participant’s death. If no such person is named by a Participant, such individual’s Beneficiary shall be the individual’s estate.

(f) “BKC” shall mean Burger King Corporation, a Florida corporation and an indirectly wholly owned Subsidiary of the Company, or any successor thereto.

(g) “Board” shall mean the board of directors of the Company.

(h) “Board Member Shareholders’ Agreement” shall mean the Board Member Subscription and Shareholders’ Agreement entered into by the Company and a Participant who is a member of the Board setting forth the terms and conditions applicable to any Shares purchased by or Transferred to such Participant prior to an Initial Public Offering upon exercise of any Investment Rights or Option or settlement of any Award with Shares, which agreement shall be in such form as the Committee shall approve from time to time.

(i) “Change in Control” shall mean the first to occur of any of the events under clause (i), (ii), (iii), (iv) or (v), other than in connection with any public offering of equity securities of the Company, BKC or any Parent:

(i)	any “person” (as defined in Section 13(d) of the Securities Exchange Act of 1934) other than 3G, the Company, BKC, any Parent or Affiliate or an employee benefit plan or trust maintained by the Company or its Affiliates, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 75% of the combined voting power of the Company’s then outstanding securities (excluding any “person” who becomes such a beneficial owner in connection with a transaction described in paragraph (ii) below);

(ii)	the merger or consolidation of the Company, BKC, or any Parent with or into another entity as a result of which Persons who were stockholders of the Company, BKC or any Parent, as the case may be, immediately prior to such merger or consolidation, own immediately thereafter, directly or indirectly, securities representing less than 25% of the combined voting power of all then outstanding securities entitled to vote generally in the election of directors of the merged or consolidated company;

(iii)	the liquidation or dissolution of the Company, BKC or any Parent, other than a dissolution occurring upon a merger or consolidation of the Company, BKC or any Parent or a liquidation of the Company, BKC or any Parent into the Company or any Parent, or any of their respective Subsidiaries or Affiliates;

(iv)	the sale, transfer or other disposition of all or substantially all of the assets of the Company, BKC or any Parent through one transaction or a series of related transactions to one or more Persons that are not, immediately prior to such sale, transfer or other disposition, the Company or any Parent or any of their respective Subsidiaries or Affiliates; or

(v)	3G no longer having the ability to appoint 25% or more of the directors of the Company, BKC or any Parent.

(j) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(k) “Committee” shall mean the Compensation Committee of the Board or such other committee as may be designated by the Board. If the Board does not designate the Committee, references herein to the “Committee” shall refer to the Board.

(l) “Company” shall mean Restaurant Brands International Inc.

(m) “Dividend Equivalent” shall mean a right, granted to a Participant under the Plan, to receive cash, Shares, other Awards or other property equal in value to dividends paid with respect to Shares.

(n) “Effective Date” shall mean February 2, 2011.

(o) “Employment Agreement” shall mean any employment agreement or offer, promotion or confirmation letter with the Company or one of its Affiliates.

(p) “Fair Market Value” shall mean, as of the applicable date of determination, with respect to Shares, the fair market value of a Share, as determined by the Committee, in good faith, based on such factors as the Committee deems appropriate; provided that, following an IPO, the fair market value of a full Share shall be the closing price of a full Share on the date in question (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) on the principal stock exchange on which the Shares trade or are quoted. With respect to any property other than Shares, the fair market value of such property shall be determined by such methods or procedures as shall be established in good faith from time to time by the Committee.

(q) “Incentive Stock Option” shall mean an option representing the right to purchase Shares from the Company, granted under and in accordance with the terms of Section 6, that meets the requirements of Section 422 of the Code, or any successor provision thereto.

(r) “Initial Public Offering” or “IPO” shall mean the effective date of a registration statement (other than a registration statement on Form S-4 or S-8, or any successor form) filed in connection with a registered public offering of equity securities of the Company, BKC or any Parent, following which at least 15% of the equity securities of the Company, BKC or any Parent, have been publicly distributed or sold or are being actively traded on a national securities exchange or quoted on an interdealer quotation system.

(s) “Investment Award Notice” shall mean the document(s) provided to a Participant evidencing an Award of Investment Rights to such Participant and setting forth the terms and conditions thereof, including the number Shares covered by such award, the per Share and aggregate purchase price for such Shares and the period during which the Participant may exercise the right to purchase such Shares.

(t) “Investment Rights” shall mean an Award granted pursuant to Section 10 of the Plan.

(u) “Lock-Up Period” shall mean, except as provided otherwise in the applicable Award Agreement, such period as the applicable underwriters may specify before or following the effective date of any registration statement filed by the Company in connection with an underwritten public offering of any capital stock of the Company, during which no Participants shall be permitted to Transfer Shares.

(v) “Management Shareholders’ Agreement” shall mean the Management Subscription and Shareholders’ Agreement entered into by the Company and a Participant setting forth the terms and conditions applicable to any Shares purchased by or Transferred to such Participant prior to an Initial Public Offering upon exercise of any Investment Rights or Option or settlement of any Award with Shares, which agreement shall be in such form as the Committee shall approve from time to time.

(w) “Millishare” shall mean .001 of one full Share.

(x) “Non-Qualified Stock Option” shall mean an option representing the right to purchase Shares from the Company, granted under and in accordance with the terms of Section , that is not an Incentive Stock Option.

(y) “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(z) “Other Award” shall mean an Award granted pursuant to Section 11 of the Plan.

(aa) “Parent” shall mean the entity that is directly owned by 3G and any entity (other than the Company) in an unbroken chain of entities beginning with such entity and ending with BKC, each of which owns, directly or indirectly, more than 50% of the voting power of the issued and outstanding stock in BKC.

(bb) “Participant” shall mean the recipient of an Award granted under the Plan.

(cc) “Performance Award” shall mean an Award granted pursuant to Section 9 of the Plan.

(dd) “Performance Period” shall mean the period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are measured.

(ee) “Person” shall mean an individual, partnership, limited liability company, corporation, trust, association, estate, unincorporated organization, a government or any agency or political subdivision thereof or other entity of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

(ff) “Plan” shall mean this Burger King Worldwide Holdings, Inc. 2011 Omnibus Incentive Plan, as the same may be amended from time to time.

(gg) “Prior Award Agreement” shall mean any Award Agreement entered into prior to December 12, 2014.

(hh) “Repurchase Period” shall have the meaning set forth in the applicable Subscription and Shareholders’ Agreement.

(ii) “Repurchase Price” shall have the meaning set forth in the applicable Subscription and Shareholders’ Agreement.

(jj) “Restricted Stock” shall mean any Share with the restriction that the holder may not sell, transfer, pledge, or assign such Share or with such risks of forfeiture or other restrictions as the Committee, in its sole discretion may impose, granted under Section 8.

(kk) “Restricted Stock Unit” shall mean a contractual right granted under Section 8 that is denominated in Shares. Each Unit represents a right to receive one Share or the value of one Share upon the terms and conditions set forth in the Plan and the applicable Award Agreement.

(ll) “Retirement” shall mean a Participant’s termination of Service at or after the later of (i) the Participant’s 55th birthday and (ii) the Participant’s completion of five years of Service with the Company or an Affiliate.

(mm) “SAR” or “Stock Appreciation Right” shall mean any right granted to a Participant pursuant to Section 7 to receive, upon exercise by the Participant, the excess of (i) the Fair Market Value of a Share on the date of exercise or at any time during a specified period before the date of exercise over (ii) the grant price of the right on the date of grant, or if granted in connection with an outstanding Option on the date of grant of the related Option, as specified by the Committee in its sole discretion, which, except in the case of Substitute Awards or in connection with an adjustment provided in Section 5(d), shall not be less than the Fair Market Value of a Share on such date of grant of the right or the related Option, as the case may be.

(nn) “Securities Act” shall mean the Securities Act of 1933, as amended.

(oo) “Service” shall mean the active performance of services for the Company or an affiliate by a person who is an employee or director of the Company or an Affiliate.

(pp) “Shares” shall mean whole and/or Millishares or other fractional shares of the common stock of the Company.

(qq) “Subscription and Shareholders’ Agreement” shall mean either the Management Shareholders’ Agreement or the Board Member Shareholders’ Agreement, as applicable to the particular Participant to whom the provision relates.

(rr) “Subsidiary” shall mean any entity of which equity interests representing at least 0% of the ordinary voting power is owned, directly or indirectly, by the Company.

(ss) “Substitute Awards” shall mean Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines.

(tt) “3G” shall mean 3G Special Situations Fund II, L.P.

(uu) “Transfer” shall mean any direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation, gift, testamentary transfer or other encumbrance or other disposition of any interest, including the grant of an option or other right in respect of such interest, whether directly or indirectly, whether voluntarily, involuntarily or by operation of law; and “Transferred”, “Transferee” and “Transferability” shall each have a correlative meaning.

Section 3: Eligibility.

(a) Any employee, director, consultant or other advisor of, or any other Person who provides services to, the Company or any Affiliate, shall be eligible to be selected to receive an Award under the Plan.

(b) A Person who has agreed to accept employment by the Company or an Affiliate or otherwise perform services for the Company or an Affiliate shall be deemed to be eligible for Awards hereunder as of the date of such acceptance.

(c) Holders of options and other types of awards granted by a company acquired by the Company or with which the Company combines are eligible for grants of Substitute Awards hereunder.

Section 4: Administration.

(a) The Plan shall be administered by the Committee. The Committee shall be appointed by the Board and shall consist of not less than two directors. Each Committee member shall be (i) independent, within the meaning of and to the extent required by applicable rulings and interpretations of the Securities and Exchange Commission and the applicable stock exchange on which the Shares trade or are quoted and (ii) an outside director pursuant to Section 62(m) of the Code, and any regulations issued thereunder, in each case at such time as the Company becomes subject to the respective regulatory regime. The Board may designate one or more directors as alternate members of the Committee who may replace any absent or disqualified member at any meeting of the Committee. The Committee may delegate to one or more officers of the Company the authority to grant Awards except that such delegation shall not be applicable to any Award for a person then covered by Section 16 of the Act. The Committee may issue rules and regulations for administration of the Plan. It shall meet at such times and places as it may determine.

(b) Subject to the terms of the Plan and applicable law, the Committee (or its delegate) shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards (including Substitute Awards) to be granted to any Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights, or other matters are to be calculated in connection with) Awards; (iv) determine the terms and conditions of any Award, including, without limitation, any restrictions that the Committee, in its sole discretion, may impose (including any restriction on the right to vote a Share, the right to receive any dividends or Dividend Equivalent, the right to Transfer Awards or Shares or other rights), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, or other Awards, or canceled, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vi) determine whether, and to what extent, the Company has offset rights, (vii) determine the Company’s rights to repurchase Shares covered by an Award; (viii) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee; (ix) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c) All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, the shareholders and the Participants.

(d) As a condition to the exercise of any Option or Investment Right, or the settlement of any other Award by the delivery of any Shares, prior to an Initial Public Offering, the Company and a Participant shall enter into the applicable Subscription and Shareholders’ Agreement with respect to the Shares to be purchased upon such exercise or otherwise received upon settlement of any Award, which shall generally provide, among other things, for restrictions on the Transfer of the Shares purchased or otherwise received upon settlement of any Award and the right of the Company to repurchase such Shares on election by the Company delivered during the Repurchase Period or to require the Participant to sell such Shares upon the occurrence of certain events.

(e) Notwithstanding any other provision hereof or of any Award Agreement, in the event of any inconsistency in (i) the terms or provisions of the Plan or any such Award Agreement, and (ii) the terms or provisions of the Subscription and Shareholders’ Agreement entered into by the Participant, the terms of such Subscription and Shareholders’ Agreement shall control.

(f) Any stock certificates representing Shares issued under the Plan prior to an Initial Public Offering shall bear such legends as the Committee shall determine are necessary or appropriate, including the following, if and to the extent applicable:

The transferability of this certificate and the shares of stock represented hereby are subject to the restrictions, terms and conditions (including forfeiture provisions, restrictions against transfer and repurchase rights) contained in the Burger King Worldwide Holdings, Inc. 2011 Omnibus Incentive Plan and a Subscription and Shareholders’ Agreement entered into between the registered owner of such shares and Burger King Worldwide Holdings, Inc. Copies of the Plan and the Subscription and Shareholders’ Agreement are on file in the office of the Secretary of Burger King Worldwide Holdings, Inc., at 5505 Blue Lagoon Drive, Miami, Florida 33126.

The shares represented by this certificate have not been registered pursuant to an effective registration statement under the Securities Act of 1933, as amended, or qualified under any state or non-U.S.

securities laws and may not be transferred, sold, pledged, hypothecated or otherwise disposed of unless, (i) (A) such disposition is pursuant to an effective registration statement under the Securities Act of 1933, as amended, (B) the holder hereof shall have delivered to the Company an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Company, to the effect that such disposition is exempt from the provisions of Section 5 of such Act, or (C) a no-action letter from the Securities and Exchange Commission, reasonably satisfactory to counsel for the Company, shall have been obtained with respect to such disposition; and (ii) such disposition is pursuant to registration under any applicable state and non-U.S. securities laws or an exemption therefrom.

Section 5: Shares Available for Awards; Anti-Dilution.

(a) Subject to adjustment as provided below, the maximum number of Shares available for issuance under the Plan is 6,650 full Shares.

(b) If, after the effective date of the Plan, any Shares covered by an Award (other than a Substitute Award), or to which such an Award relates, are forfeited, or if such an Award otherwise terminates without the delivery of Shares or of other consideration, then the Shares covered by such Award, or to which such Award relates, to the extent of any such forfeiture or termination, shall again be, or shall become, available for issuance under the Plan.

(c) Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or Shares acquired by the Company.

(d) In the event that any dividend or other distribution (whether in the form of cash, Shares or other securities), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares or any Award such that an adjustment is determined by the Committee to be required in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or any Award, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities) which thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities) subject to outstanding Awards, and (iii) the grant, purchase, or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award.

(e) Shares underlying Substitute Awards and Shares underlying awards that can only be settled in cash shall not reduce the number of Shares remaining available for issuance under the Plan.

(f) Notwithstanding anything in this Section 5 to the contrary but subject to adjustment as provided in Section 5(d) hereof, the maximum aggregate number of the Shares that may be issued under the Plan as a result of the exercise of Incentive Stock Options shall be 5,000 full Shares.

Section 6: Options.

(a) The Committee is hereby authorized to grant Options to Participants subject to the terms and conditions as the Committee shall determine not inconsistent with the provisions of the Plan.

(b) The purchase price per Share under an Option shall be determined by the Committee; provided, however, that, except in the case of Substitute Awards, such purchase price shall not be less than the Fair Market Value of a Share on the date of grant of such Option.

(c) The term of each Option shall be fixed by the Committee but shall not exceed 10 years from the date of grant thereof.

(d) The Committee shall determine the time or times at which an Option may be exercised in whole or in part.

(e) The Committee shall determine the method or methods by which, and the form or forms, including, without limitation, cash, Shares, other Awards, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price, in which, payment of the exercise price with respect thereto may be made or deemed to have been made.

(f) The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder.

Section 7: Stock Appreciation Rights.

(a) The Committee is hereby authorized to grant Stock Appreciation Rights to Participants subject to the terms and conditions as the Committee shall determine not inconsistent with the provisions of the Plan.

(b) SARs may be granted hereunder to Participants either alone (“freestanding”) or in addition to other Awards granted under the Plan (“tandem”) and may, but need not, relate to specific Options granted under Section 6.

(c) Any tandem SAR related to an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option. In the case of any tandem SAR related to any Option, the SAR or applicable portion thereof shall not be exercisable until the related Option or applicable portion thereof is exercisable and shall terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a SAR granted with respect to less than the full number of Shares covered by a related Option shall not be reduced until the exercise or termination of the related Option exceeds the number of Shares not covered by the SAR. Any Option related to any tandem SAR shall no longer be exercisable to the extent the related SAR has been exercised.

(d) A freestanding SAR shall not have a term of greater than 10 years or, unless it is a Substitute Award, an exercise price less than 100% of the Fair Market Value of the Share on the date of grant.

Section 8: Restricted Stock and Restricted Stock Units.

(a) The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Participants subject to the terms and conditions as the Committee shall determine not inconsistent with the provisions of the Plan.

(b) Any Share of Restricted Stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event a stock certificate is issued in respect of shares of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

Section 9: Performance Awards.

(a) The Committee is hereby authorized to grant Performance Awards to Participants subject to the terms and conditions as the Committee shall determine not inconsistent with the provisions of the Plan.

(b) Performance Awards may be denominated as a cash amount, number of Shares, or a combination thereof. Performance Awards shall be granted, earned or become exercisable upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. Subject to the terms of the Plan, the performance conditions to be achieved during any Performance Period, the length of any Performance Period, the amount of any Performance Award granted and the amount of any payment or Transfer to be made pursuant to any Performance Award shall be determined by the Committee. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which the Company conducts its business, or other events or circumstances render the performance conditions unsuitable, the Committee may modify the performance conditions or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable. Performance measures may vary from Performance Award to Performance Award, respectively, and from Participant to Participant, and may be established on a stand-alone basis, in tandem or in the alternative.

Section 10: Investment Rights.

(a) The Committee is hereby authorized to grant Awards of Investment Rights to Participants subject to the terms and conditions as the Committee shall determine not inconsistent with the provisions of the Plan.

(b) An Award of Investment Rights entitles a Participant to purchase for cash a stated number of Shares, at a stated purchase price that is not less than the Fair Market Value of a Share on the date of grant of the Award, subject to the conditions referenced in Section 10(c). A Participant shall be entitled to exercise the right to purchase such Shares during the period specified in the Investment Rights Notice. All Shares purchased by a Participant upon exercise of Investment Rights shall be subject to the terms and conditions of the Subscription and Shareholders’ Agreement entered into by the Participant.

(c) A Participant’s right to exercise Investment Rights covered by an Award granted to such Participant is subject to satisfaction of any and all of the conditions in the Investment Rights Notice (and any such other conditions as may be specified by the Committee).

Section 11: Other Awards. The Committee is hereby authorized to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, cash, Shares, or other property, subject to the terms and conditions as the Committee shall determine not inconsistent with the provisions of the Plan.

Section 12: Dividend Equivalents. The Committee is hereby authorized to grant Dividend Equivalents to Participants subject to the terms and conditions as the Committee shall determine not inconsistent with the provisions of the Plan. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Shares, Awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify. Any such determination by the Committee shall be made at the grant date of the applicable Award.

Section 13: Effect of Termination of Service on Awards. The Committee may determine or provide in any Award Agreement, or may determine in any individual case, the circumstances in which Awards shall be exercised, vested, paid or forfeited in the event a Participant ceases to provide Service to the Company or any Affiliate prior to the end of a performance period or exercise or settlement of such Award.

Section 14: Securities Matters.

(a) Neither the Company nor any Affiliate shall be under any obligation to effect the registration pursuant to the Securities Act of any Shares to be issued hereunder or to effect similar compliance under any state or non-US laws. Notwithstanding anything herein to the contrary, neither the Company nor any Affiliate shall be obligated to cause to be issued or delivered any Shares or any certificates evidencing Shares pursuant to the Plan unless and until the Company is advised by its counsel that the issuance and delivery of such Shares and certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which Shares are traded. The Committee may require, as a condition to the issuance and delivery of Shares and/or certificates evidencing Shares pursuant to the terms hereof, that the recipient of such Shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Committee deems necessary or desirable.

(b) The exercise of any Award granted hereunder or the issuance of any Shares in settlement of any Awards shall be effective only at such time as counsel to the Company shall have determined that the issuance and delivery of Shares pursuant to such exercise or other settlement is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which Shares are traded. The Company may defer the effectiveness of any exercise of an Award or issuance of Shares granted hereunder to allow the issuance of Shares pursuant thereto to be made pursuant to registration or an exemption from registration or other methods for compliance available under applicable laws. The Company shall inform the Participant in writing of its decision to defer the effectiveness of such exercise of an Award or other settlement in Shares of an Award granted hereunder. During any period exercise of an Award is deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

Section 15: Limits on Transferability. The Transfer of any Award shall be subject to any restrictions imposed by the Committee in the applicable Award Agreement, Subscription and Shareholders’ Agreement, or in any other agreement applicable to the Award. Incentive Stock Options may not be Transferred otherwise than by will or the laws of descent and distribution, and may be exercised during the Participant’s lifetime only by the Participant. The Transfer of any Shares purchased upon exercise of Options or in settlement of any other Award shall be subject to the applicable Subscription and Shareholder’s Agreement.

Section 16: General Provisions Applicable to Awards.

(a) Awards may be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.

(b) Awards may, in the discretion of the Committee, be granted either alone or in addition to or in tandem with any other Award or any award granted under any other plan of the Company. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(c) Payments or Transfers to be made by the Company upon the grant, exercise or payment of an Award may be made in the form of cash, Shares, other securities or other Awards, or any combination thereof, as determined by the Committee in its discretion at the time of grant, and may be made in a single payment or Transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee and in compliance with Section 409A of the Code to the extent applicable. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents in respect of installment or deferred payments.

(d) A Participant may designate a Beneficiary or change a previous Beneficiary designation at such times prescribed by the Committee by using forms and following procedures approved or accepted by the Committee for that purpose. If no Beneficiary designated by the Participant is eligible to receive payments or other benefits or exercise rights that are available under the Plan at the Participant’s death, the Beneficiary shall be the Participant’s estate.

(e) All certificates for Shares and/or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(f) [Intentionally Omitted]

(g) In the event of (i) any merger, consolidation or other reorganization of the Company, BKC or any Parent, (ii) any Change in Control, (iii) the acquisition by any Person or “group” (as defined in section 13(d) of the Securities Exchange Act of 1934) (other than the Company, or any Parent, or any of their respective Subsidiaries, or any employee benefit plan of the Company or any Parent, or any of their respective Subsidiaries) through one transaction or a series of related transactions of beneficial ownership of equity securities of the Company, BKC or any Parent representing 25% or more of the combined voting power of all then outstanding equity securities of the Company, BKC or any Parent, even if such transaction shall not constitute a Change in Control, or (iv) 3G no longer having the ability to appoint 25% or more of the directors of the Company, BKC or any Parent, then, unless otherwise provided in any Award Agreement or in any Employment Agreement or other agreement between the Company or any Affiliate and a Participant, any outstanding Awards may be dealt with in accordance with any of the following approaches, without the requirement of obtaining any consent or agreement of a Participant as such, as determined by the agreement effectuating the transaction or, if and to the extent not so determined, as determined by the Committee: (i) the continuation of the outstanding Awards by the Company, if the Company is the surviving entity, (ii) the assumption or substitution for, as those terms are defined below, the outstanding Awards by the surviving entity or its parent or subsidiary, (iii) full exercisability or vesting and accelerated expiration of the outstanding Awards, or (iv) settlement of the value of the outstanding Awards in cash or cash equivalents or other property followed by cancellation of such Awards (which value, in the case of Options or Stock Appreciation Rights, shall be measured by the amount, if any, by which the Fair Market Value of a Share exceeds the exercise or grant price of the Option or Stock Appreciation Right as of the effective date of the transaction). If and to the extent that the approach chosen results in an acceleration or potential acceleration of the exercisability, vesting or settlement of any Award, the Committee may impose such conditions upon the exercise, vesting and/or settlement of the Award (including without limitation a requirement that some or all of the proceeds from the accelerated portion of the Award be held in escrow and/or remain subject to risks of forfeiture or other conditions) as it shall determine; provided that those risks of forfeiture or other conditions are not in the good faith judgment of the Committee more restrictive than those under the original terms of the Award Agreement and do not result in any violation of Section 409A of the Code. The Committee shall give written notice of any proposed transaction referred to in this Section 16(g) at a reasonable period of time prior to the closing date for such transaction (which notice may be given either before or after the approval of such transaction), in order that Participants may have a reasonable period of time prior to the closing date of such transaction within which to exercise any Awards that are then exercisable (including any Awards that may become exercisable upon the closing date of such transaction). A Participant may condition his exercise of any Awards upon the consummation of the transaction.

(h) The Committee may impose restrictions on any Award with respect to non- competition, confidentiality, non-solicitation and other restrictive covenants as it deems necessary in its sole discretion. In the event of a breach of any of the foregoing covenants and/or for any other reasons specified in the Award Agreement or in any Employment Agreement or other agreement between the Company or any Affiliate and the Participant, the Committee may require the clawing back of any rights or benefits under any Awards, the forfeiture of any portion of any Award, including the Repurchase Price payable to the Participant in connection with any repurchase of Shares by the Company and/or that the Participant pay to the Company any amounts realized by such Participant upon the Participant’s exercise or sale of any Award.

Section 17: Amendments; Waivers and Termination.

(a) Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan, the Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof, at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) shareholder approval if such approval is required by the listed company rules of the stock exchange, if any, on which the Shares are principally traded or quoted, or is required by applicable law, or (ii) the consent of the affected Participant, if such action would adversely affect the rights of such Participant under any outstanding Award, except to the extent any such amendment, alteration, suspension, discontinuance or termination is made to cause the Plan to comply with applicable law, stock exchange rules and regulations or accounting or tax rules and regulations. Notwithstanding anything to the contrary herein, the Committee may amend the Plan, and may adopt such modifications, procedures, and subplans, in such manner as may be necessary or desirable to enable the Plan to achieve its stated purposes in any jurisdiction in a tax-efficient manner and to comply with the provisions of the laws of foreign countries in which the Company or any Affiliates may operate to assure the viability of benefits from Awards granted to Participants performing services in such countries.

(b) The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retroactively, without the consent of any relevant Participant or holder or beneficiary of an Award, provided, however, that no such action shall adversely affect the rights of any affected Participant or holder or beneficiary under any Award theretofore granted under the Plan, except to the extent any such action is made to cause the Plan to comply with applicable law, stock exchange rules and regulations or accounting or tax rules and regulations; and provided further that, except as provided in Section 5(d), no such action shall directly or indirectly, through cancellation and regrant or any other method, reduce, or have the effect of reducing, the exercise price of any Award established at the time of grant thereof.

(c) The Committee shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of events (including, without limitation, the events described in Section 5(d)) affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(d) Any provision of the Plan or any Award Agreement to the contrary notwithstanding, the Committee may cause any Award granted hereunder to be canceled in consideration of a cash payment or alternative Award made to the holder of such canceled Award equal in value to the Fair Market Value of such canceled Award (which value, in the case of Options or Stock Appreciation Rights, shall be measured by the amount, if any, by which the Fair Market Value of a Share exceeds the exercise price or grant price of the Option or Stock Appreciation Right as of the effective date of the cancellation of the Award).

(e) The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award Agreement in the manner and to the extent it shall deem desirable to carry the Plan into effect.

Section 18: Miscellaneous.

(a) No employee, Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, Participants, or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. Any Award granted under the Plan shall be a one-time Award which does not constitute a promise of future grants. The Company, in its sole discretion, maintains the Right to make available future grants hereunder.

(b) The Company shall be authorized to withhold from any Award granted or any payment due or Transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the minimum statutory amount (in cash, Shares, other securities or other Awards) of withholding taxes due in respect of an Award, its exercise, or any payment or Transfer under such Award or under the Plan and to take such other action (including, without limitation, providing for elective payment of such amounts in cash or Shares by the Participant) as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

(c) Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(d) The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or to continue to provide Service to, the Company or any Affiliate. Further, the Company or the applicable Affiliate may at any time dismiss a Participant, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement or in any other agreement binding the parties. The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as set forth in such Award Agreement.

(e) If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award Agreement shall remain in full force and effect.

(f) Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(g) Whole or fractional Shares (including Millishares) may be issued or delivered pursuant to the Plan or any Award.

Section 19: Term of the Plan. No Award shall be granted under the Plan after February 1, 2021. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.

Section 20: Section 409A of the Code.

(a) The Award Agreement for any Award that the Committee reasonably determines to constitute a Section 409A Plan (as defined below), and the provisions of the Plan applicable to that Award, shall be construed in a manner consistent with the applicable requirements of Section 409A of the Code, and the Committee, in its sole discretion and without the consent of any Participant, may amend any Award Agreement (and the provisions of the Plan applicable thereto) if and to the extent that the Committee determines that such amendment is necessary or appropriate to comply with the requirements of Section 409A of the Code.

(b) If any Award constitutes a “nonqualified deferred compensation plan” under Section 409A of the Code (a “Section 409A Plan”), then the Award shall be subject to the following additional requirements, if and to the extent required to comply with Section 409A of the Code:

(i)	Payments under the Section 409A Plan may not be made earlier than the earliest date on which a distribution may be made under Section 409A(a)(2)(A) of the Code;

(ii)	The time or schedule for any payment of the deferred compensation may not be accelerated, except to the extent provided in applicable Treasury Regulations or other applicable guidance issued by the Internal Revenue Service;

(iii)	Any elections with respect to the deferral of such compensation or the time and form of distribution of such deferred compensation shall comply with the requirements of Section 409A(a)(4) of the Code; and

(iv)	In the case of any Participant who is “specified employee”, a distribution on account of a “separation from service” may not be made before the date which is six months after the date of the Participant’s “separation from service” (or, if earlier, the date of the Participant’s death), or such other date as may be permissible without violating Section 409A of the Code. For purposes of the foregoing, the terms in quotations shall have the same meanings as those terms have for purposes of Section 409A of the Code, and the limitations set forth herein shall be applied in such manner (and only to the extent) as shall be necessary to comply with any requirements of Section 409A of the Code that are applicable to the Award.

(c) Notwithstanding the foregoing, or any other provision of this Plan or any Award Agreement, the Company does not make any representation to any Participant or Beneficiary that any Awards made pursuant to this Plan are exempt from, or satisfy, the requirements of, Section 409A of the Code, and the Company shall have no liability or other obligation to indemnify or hold harmless the Participant or any Beneficiary for any tax, additional tax, interest or penalties that the Participant or any Beneficiary may incur in the event that any provision of this Plan, or any Award Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A of the Code.

Section 21: Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Delaware.